UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 30, 2006
ZIMMER HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16407	13-4151777
(State or other	(Commission	(IRS Employer
jurisdiction of	File Number)	Identification No.)
incorporation)
345 East Main Street
Warsaw, Indiana 46580
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (574) 267-6131
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     Effective as of June 30, 2006, Zimmer Holdings, Inc. (“Zimmer Holdings”), Zimmer GmbH (the “Company”), a subsidiary of Zimmer Holdings, and Richard Fritschi entered into a Separation Agreement (the “Separation Agreement”) regarding Mr. Fritschi’s separation from the Company. Mr. Fritschi most recently served as President, Zimmer Europe and Australasia.
     In accordance with that certain Employment Contract, executed on or about September 10, 2004, between the Company and Mr. Fritschi, the Company provided Mr. Fritschi six months’ notice that his employment would terminate effective June 30, 2006. During the six month notice period, Mr. Fritschi was entitled to receive his base salary, car allowance and pro-rata target bonus amount for the 2006 calendar year, as well as all contractual pension, insurance and benefits contributions and other employment benefits required to be provided by the Company under applicable Swiss law.
     In addition, under the Separation Agreement, Mr. Fritschi will receive cash compensation equal to his base compensation for his accrued and unused vacation days, and all Zimmer Holdings stock options held by Mr. Fritschi vested and became immediately exercisable as of June 30, 2006, and may be exercised by Mr. Fritschi between June 30, 2006 and September 30, 2006.
     In connection with the Separation Agreement, effective as of June 30, 2006, Zimmer Holdings, the Company and Mr. Fritschi also entered into a Post-Employment Non-Disclosure, Non-Competition and Non-Solicitation Agreement (the “New Non-Compete Agreement”). As of July 1, 2006, the New Non-Compete Agreement supersedes and replaces that certain Confidentiality, Non-Competition and Non-Solicitation Employment Agreement, executed on or about October 18, 2004, between the Company and Mr. Fritschi (the “Existing Non-Compete Agreement”). In consideration for Mr. Fritschi entering into the New Non-Compete Agreement, the Separation Agreement provides that the Company will make the following installment payments to Mr. Fritschi: CHF 100,000 on January 1, 2007; CHF 150,000 on December 31, 2007; and CHF 500,000 on June 30, 2008; provided, however, that if a court of law decides that Mr. Fritschi has breached (i) the Separation Agreement, (ii) the terms of the Existing Non-Compete Agreement on or before June 30, 2006, or (iii) the terms of the New Non-Compete Agreement from July 1, 2006 through June 30, 2008, Mr. Fritschi will forfeit the right to receive the installment payments and must refund to the Company any installment payments previously paid by the Company.
     The New Non-Compete Agreement provides that Mr. Fritschi may not disclose, transfer or use (or seek to induce others to disclose, transfer or use) any confidential information of the Company, and he must notify the Company in writing of any circumstances that may constitute unauthorized disclosure, transfer or use of confidential information. In addition, any invention conceived by Mr. Fritschi during his employment with the Company or within six months after June 30, 2006 that relates to the Company’s present or future business is solely the property of the Company.
     Under the New Non-Compete Agreement, during the non-competition period beginning on July 1, 2006 and continuing through June 30, 2008 (unless otherwise extended by Mr. Fritschi’s breach of the New Non-Compete Agreement), Mr. Fritschi may not seek or obtain employment with, consult with or lend assistance to (i) any competing organization in a same or similar capacity in the restricted geographic area (which includes the countries of the European Community and the European Free Trade Association, Central and Eastern European countries, the Mediterranean countries, and the countries in the Middle East and Africa); (ii) any competing organization in any capacity if it is likely that he would disclose confidential information or inventions of the Company; (iii) any competing organization in any capacity involving any competing product; or (iv) any customers or potential customers in the restricted geographic area in a competitive capacity. Mr. Fritschi also may not: (i) solicit, attempt to solicit or engage in discussions with any customer or potential customer of the Company; (ii) interfere adversely with past, present or prospective business relationships between the Company and any customers, potential customers, suppliers, distributors, agents, sales representatives, employees or others with which the Company conducts business; (iii) solicit for employment any individual employed by the Company during the last two years of Mr. Fritschi’s employment with the Company; or (iv) make any disparaging or derogatory statements about the Company, its products or its officers, directors or employees.
     Mr. Fritschi may accept employment with, consult with, or lend assistance to an organization if the division or unit with which he will be affiliated is not a competing organization, it does not involve any competing product, he provides the Company with a written description of his anticipated activities with the organization, his affiliation will not likely cause him to use or disclose any confidential information, and his affiliation does not constitute a competitive disadvantage to the Company.
     The foregoing description of the Separation Agreement and the New Non-Compete Agreement is not complete and is qualified in its entirety by reference to the full text of the Separation Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference, and the full text of the New Non-Compete Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits

Exhibit No.	Description

10.1	Separation Agreement by and among Zimmer Holdings, Inc., Zimmer GmbH and Richard Fritschi

10.2	Post-Employment Non-Disclosure, Non-Competition and Non-Solicitation Agreement by and among Zimmer Holdings, Inc., Zimmer GmbH and Richard Fritschi

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: July 6, 2006

ZIMMER HOLDINGS, INC.
By:	/s/ CHAD F. PHIPPS
	Name:	Chad F. Phipps
	Title:	Associate General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation Agreement by and among Zimmer Holdings, Inc., Zimmer GmbH and Richard Fritschi

10.2	Post-Employment Non-Disclosure, Non-Competition and Non-Solicitation Agreement by and among Zimmer Holdings, Inc., Zimmer GmbH and Richard Fritschi